Press Release	Source: Stellar Pharmaceuticals Inc.

Exhibit 99.1

Stellar Pharmaceuticals Announces Steven H. Goldman
Rejoins Board of Directors

LONDON, ONTARIO — April 9, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced that Steven H. Goldman has rejoined its Board of Directors.
Mr. Goldman is an accomplished lawyer and business leader.  He is currently a partner in the Toronto law firm of Goldman Hine LLP.  Before joining that firm, he successfully led the restructuring and turnaround of the Speedy Auto Service and Minute Muffler franchise systems as their President and CEO from December 2007 until December 2009.  He is the author of numerous articles concerning various aspects of franchise law, insolvency and commercial litigation and a frequent lecturer in those areas.  He was listed in The Best Lawyers in Canada in 2006 and is currently listed in the Canadian Legal Lexpert Directory as a leading practitioner in franchising law.

Mr. Goldman graduated from Carleton University in 1976 (BA, President’s Medal) and from Queen’s University in 1980 (LLB).  He was called to the Bar in Ontario in 1982.  He is a member of the Law Society of Upper Canada, the American Bar Association Forum on Franchising, the Ontario Bar Association (Franchise section) and the Turnaround Management Association.  He was a director and member of Stellar’s audit committee from December 2000 until June 2005, and is a former director of Alegro Health Corp. (now known as Centric Health Corp.).

Peter Riehl, Stellar's President and Chief Executive Officer, commented, "We are very pleased to have Steven rejoin our Board and Audit Committee at this important time in our company’s development.  His great business accomplishments, combined with his senior legal experience, will be a tremendous asset to Stellar as we work toward building our Canadian business and expanding the global licensing of Uracyst® and NeoVisc®.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc® and NeoVisc® Single Dose, for the symptomatic treatment of osteoarthritis; and Uracyst®, its patented technology for the treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Both NeoVisc and Uracyst have their CE Mark certification for the European Community. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact

Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com

- or -	Media Contact

Arnold Tenney	Leonard Zehr
Chairman	Managing Director
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(416) 587-3200	(905) 690-2400 ext. 41
email - len@kilmerlucas.com